Exhibit 99.2

TALMER BANCORP REACHES AGREEMENT TO PURCHASE AND RECAPITALIZE FIRST PLACE BANK

Transaction Will Satisfy First Place Bank Regulatory Capital Requirements and Support Ongoing Lending

Agreement Will Provide Well-Capitalized Partner with Shared Commitment to Strengthening Midwest Community Banks

All Deposits Remain FDIC Insured; Customers Will Experience No Change in Bank Operations

Sale to Be Implemented Through Chapter 11 Filing by First Place Financial Corp.;

First Place Bank is Not Included

WARREN, Ohio, Oct. 29, 2012 – First Place Financial Corp. announced today that it has reached an agreement to sell all of the common stock of its subsidiary, First Place Bank, to Talmer Bancorp, Inc., a well-capitalized bank holding company based in Troy, Michigan that operates 45 bank branches throughout the Midwest. Under the terms of an Asset Purchase Agreement, Talmer has agreed to purchase the stock of First Place Bank for $45 million. In addition, Talmer is expected to provide more than $200 million in capital to First Place Bank to satisfy regulatory capital requirements, strengthen the Bank’s capital structure, and support lending activity.

“First Place Bank has faced significant issues for a number of years, and today’s agreement with Talmer will enable us to meet the capital requirements set out by our regulator in July 2011,” said Samuel A. Roth, Chairman of First Place Bank. “Partnering with Talmer is a long-term solution for the Bank, its employees and the customers we proudly serve throughout the Midwest. Talmer has strong ties to the region and recognizes the value and importance of local banks to the communities they serve.”

Mr. Roth added, “Although First Place Bank has always had competitive products, a strong and loyal customer base and outstanding employees, the issues we faced called for a comprehensive solution and a strategic partner with the resources and commitment to secure our future. That is what we have done today and I am confident that, with Talmer, First Place Bank will now be in a much stronger position to compete and grow.”

David T. Provost, President and Chief Executive Officer of Talmer Bancorp, Inc., and Talmer Bank and Trust, said, “We are excited about this potential acquisition given the strategic fit of our two banking organizations. Talmer Bancorp is one of the best capitalized banking institutions in the region, and if this transaction is approved, we intend to improve First Place Bank’s capital position and make necessary investments in its infrastructure to improve its ability to serve its communities.”

The sale will be implemented under section 363 of Chapter 11 of the U.S. Bankruptcy Code. Accordingly, today the holding company for the bank, First Place Financial Corp., filed a voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware. As part of the court process, other qualified bidders will be given the opportunity to submit competing bids for the Bank stock being sold, and any qualified bidder would also be required to recapitalize the Bank to an appropriate level and demonstrate the ability to promptly receive the required regulatory approvals.

First Place Bank is not included in Chapter 11 filing and its operations will not be affected by the filing.

It is expected that the competitive bidding and sale approval process will take approximately 60 to 90 days. For more information about the Chapter 11 case of First Place Financial Corp., including access to Court documents, please visit www.deb.uscourts.gov.

No Change in Bank Operations – All Deposits Remain FDIC Insured

All deposits held by First Place Bank continue to be insured by the Federal Deposit Insurance Corporation (FDIC) to the maximum extent permitted by law. First Place Bank’s 41 branches in Ohio and Michigan, as well as loan offices, ATMs and service centers will continue to serve customers.

First Place Bank will continue to operate without interruption.

“It is important for our customers, employees and all other constituents to know that First Place Bank, which operates separately from the holding company, is not part of the Chapter 11 process,” Mr. Roth said. “We will continue to process loan applications, fund commitments and conduct all other banking operations as we do every day. In addition, customers will have full access to their accounts, as all customer deposits remain FDIC insured. We deeply appreciate the support of our customers and employees during this process and remain committed to providing outstanding service to the communities we serve.”

Mr. Roth added, “Community banks play a vital role in our economy. We lend to small businesses that create most of the new jobs in the United States. I am very pleased that this transaction, when complete, will ensure that First Place Bank can continue to play an important role in the Midwest’s economic recovery.”

Keefe, Bruyette & Woods served as financial adviser to the Bank and Patton Boggs LLP Washington D.C. served as legal counsel.

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About First Place Financial Corp.

First Place Financial Corp. is a financial services holding company based in Warren, Ohio, with two wholly-owned subsidiaries: First Place Bank and First Place Holdings, Inc. Through First Place Bank, the Company operates 41 retail locations, 2 business financial service centers and 20 loan production offices. More information can be found on the company’s website at www.firstplacebank.com.

FORWARD LOOKING STATEMENTS

When used in this press release, in future press releases or other public or shareholder communications, in filings with the SEC or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “ are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the market areas we conduct business, which could materially impact credit quality trends; changes in laws, regulations or policies of regulatory agencies; fluctuations in interest rates; demand for loans in the market areas in which we conduct business; and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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CONTACT:	Debra Bish
Debrabish@yahoo.com
(330) 554 - 7673